As filed with the Securities and Exchange Commission on March 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HubSpot, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2632791
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

HubSpot, Inc.

25 First Street, 2nd Floor

Cambridge, Massachusetts 02141

(888) 482-7768

(Address of Principal Executive Offices)

2014 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Brian Halligan

Chief Executive Officer

HubSpot, Inc.

25 First Street, 2nd Floor

Cambridge, Massachusetts 02141

(888) 482-7768

(Name and Address of Agent For Service)

Copies to:

Mark T. Bettencourt, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	John P. Kelleher, Esq. General Counsel HubSpot, Inc. 25 First Street, 2nd Floor Cambridge, Massachusetts 02141 (888) 482-7768

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
2014 Stock Option and Incentive Plan Common Stock, $0.001 par value per share	1,571,538 shares	$40.55	$ 63,725,865.9	$7,405

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	The price of $40.55 per share, which is the average of the high and low sale prices of the common stock of the registrant on the New York Stock Exchange on March 2, 2015, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No. 333-199225) of the Registrant is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-199225) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 5, 2015.

HubSpot, Inc.

By:	/s/ Brian Halligan
Brian Halligan
Chief Executive Officer and Chairman

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Halligan, J.D. Sherman and John Kinzer, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of HubSpot, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Halligan	Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2015
Brian Halligan

/s/ John Kinzer	Chief Financial Officer (Principal Accounting and Financial Officer)	March 5, 2015
John Kinzer

/s/ Dharmesh Shah	Director and Chief Technology Officer	March 5, 2015
Dharmesh Shah

/s/ Stacey Bishop	Director	March 5, 2015
Stacey Bishop

/s/ Larry Bohn	Director	March 5, 2015
Larry Bohn

/s/ Ron Gill	Director	March 5, 2015
Ron Gill

/s/ Lorrie Norrington	Director	March 5, 2015
Lorrie Norrington

/s/ Michael Simon	Director	March 5, 2015
Michael Simon

/s/ David Skok	Director	March 5, 2015
David Skok

EXHIBIT INDEX

Exhibit No.	Description

5.1 *	Opinion of Goodwin Procter LLP.

23.1 *	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2 *	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (included on signature page).

*	Filed herewith.